NEWS RELEASE

FOR IMMEDIATE RELEASE                                   Contact: Douglas Stewart
                                                                 President
                                                                 (937) 492-6129


                                                        Date:    May 28, 1998




                      PEOPLES-SIDNEY FINANCIAL CORPORATION
             ANNOUNCES RETURN OF CAPITAL, STOCK REPURCHASE PROGRAM,
                          AND APPROVAL OF BENEFIT PLANS


         SIDNEY, OHIO, May 26, 1998 - Peoples-Sidney Financial Corporation (NASDAQ: "PSFC") declared a special cash distribution in the amount of $4.00 per share to each shareholder of record on June 11, 1998, with a payable date of June 26, 1998. Management expects that a portion of the distribution will be a non-taxable return of capital, and the exact amount that will be considered non-taxable will be announced by the company after the conclusion of its operating results for 1998.

         The company also announced its intention today to commence the repurchase up to 5% of its outstanding shares in the open market over the next twelve-months. The repurchase program is expected to commence after July 1, 1998. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions. Repurchase of these shares are subject to the Office of Thrift Supervision approval.

         The Company also announced that shareholders had overwhelmingly approved the Company's proposals to create stock-based incentive plans, which initially will take the form of options and restricted stock, and which will further align the interests of management with the interest of the Company's shareholders.

         Douglas Stewart, President of the Company, indicated that the Board of Directors approved the special cash distribution and the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Peoples Federal Savings and Loan Association of Sidney. Mr. Stewart stated that "we believe that the special cash distribution is in the best interest of the Company and its shareholders and that the repurchase of our shares represents an attractive investment opportunity. The repurchased shares will become treasury shares and will be used for general corporate purchases, including the issuance of shares in connection with grants and awards under the Company's stock based benefit plans."



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         Over the past  three  months,  the  shares  traded  between  $17.50 and
$20.00. At March 31, 1998, the Company had $105 million in assets and stockholders' equity of $26 million. On such date the Company had 1,785,375 shares outstanding.